Exhibit 99.1

NEWS RELEASE

For immediate release

Navient rejects CFPB ultimatum to settle by Inauguration Day or be sued

Navient will not agree to false assertions and practices that would hurt consumers

WILMINGTON, Del., Jan. 18, 2017—Navient, the nation’s leading loan management, servicing and asset recovery company, today issued the following statement on legal action filed against it today:

The allegations of the Consumer Financial Protection Bureau are unfounded, and the timing of this lawsuit—midnight action filed on the eve of a new administration—reflects their political motivations. Navient welcomes clear and well-designed guidelines that all parties can follow, and we had hoped our extensive engagement with the regulators would achieve this objective. Instead, the suit improperly seeks to impose penalties on Navient based on new servicing standards applied retroactively and applied only against one servicer. The regulator-asserted standards are inconsistent with Department of Education regulations, and will harm student loan borrowers, including through higher defaults.

Navient has a well-established, superior track-record of helping student loan borrowers succeed in repayment.

•	49 percent of loan balances serviced by Navient for the federal government are enrolled in income-driven repayment plans. Assertions that we do not educate borrowers about IDR plans ignore the facts.

•	Navient is a leader in advancing policy recommendations to streamline enrollment and reenrollment in income-driven plans—reforms which we believe would make a meaningful difference for millions of Americans with student loans.

•	Federal borrowers serviced by Navient are 31 percent less likely to default than their peers at other servicers. Private loan delinquencies and defaults are at among historic lows.

•	In 2009, Navient pioneered the first private education loan modification program. The program was designed to help customers stay current on their loans and, unlike federal program solutions, make progress on repaying their principal balance. Today, more than $2 billion in loan balances are enrolled in these programs.

Navient has a responsibility to its customers, shareholders, and employees to defend itself—publicly and in court—against this unsubstantiated, unjustified and politically driven action. We cannot and will not accept agenda-driven ultimatums designed to get headlines rather than help for student borrowers. We will vigorously defend against these false allegations and continue to help our customers achieve financial success.

Navient will post additional information at navient.com/facts.

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About Navient

As the nation’s leading loan management, servicing and asset recovery company, Navient (Nasdaq:NAVI) helps customers navigate the path to financial success. Servicing more than $300 billion in student loans, the company supports the educational and economic achievements of more than 12 million Americans. A growing number of public and private sector clients rely on Navient for proven solutions to meet their financial goals. Learn more at navient.com.

Contact:

Media: Patricia Nash Christel, 302-283-4076, patricia.christel@navient.com

Investors: Joe Fisher, 302-283-4075, joe.fisher@navient.com

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